New Age Alpha Variable Funds Trust N-1A

Exhibit 99.(h)(2)

SCHEDULE A

to the

Master Services Agreement

between

New Age Alpha Variable Funds Trust

and

Ultimus Fund Solutions, LLC

dated June 6, 2024

Fund Portfolio(s)

NAA Small Cap Value Series

NAA SMid-Cap Value Series

NAA Large Cap Value Series

NAA All Cap Value Series

NAA Large Core Series

NAA Mid Growth Series

NAA Small Growth Series

NAA Large Growth Series

NAA World Equity Income Series